EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13G and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Mammoth Energy Services, Inc.

DATED June 22, 2026

/s/ Charles E. Davidson
CHARLES E. DAVIDSON

CD HOLDING COMPANY, LLC

By:	/s/ Charles E. Davidson
Name:	Charles E. Davidson
Title:	Manager and President